Exhibit 99.1

CAI International, Inc. Reports Results for the Second Quarter of 2009

SAN FRANCISCO--(BUSINESS WIRE)--August 4, 2009--CAI International, Inc. (CAI) (NYSE:CAP) today reported revenue of $16.7 million, a decrease of $3.9 million, or 18.9%, as compared to the $20.6 million for second quarter of 2008. Container rental revenue decreased $0.3 million, or 2.2%, to $13.5 million from $13.8 million in the second quarter of 2008. Management fee revenue was $2.1 million, a decrease of $0.9 million, or 30.0%, from $3.0 million of management fee revenue reported in the second quarter of 2008. Gain on sale of container portfolios decreased $2.8 million, or 84.8%, to $0.5 million, compared to $3.3 million in the second quarter of 2008. Finance lease income in the second quarter of 2009 increased $0.1 million, or 20.0%, to $0.6 million, compared to finance lease income of $0.5 million reported in the second quarter of 2008.

Net income in the second quarter of 2009 was $3.3 million, a decrease of $3.0 million, or 47.6%, compared with net income of $6.3 million in the second quarter of 2008. Fully diluted earnings per share in the second quarter of 2009 were $0.19 with 17.9 million average shares outstanding, compared to fully diluted earnings per share of $0.37 with 17.1 million average shares outstanding during the second quarter of 2008.

Masaaki (John) Nishibori, CEO of CAI, commented, “We are satisfied with our results for the second quarter of 2009. Our company continues to be solidly profitable during a period of time when world economies and world trade have been in decline. We remain focused on executing our core business of leasing and managing containers for investors. I believe CAI is well positioned to continue managing through this downturn and will benefit from the coming recovery in world trade and economic growth.

“Our net income this quarter declined by 47.6% as compared to the second quarter of 2008. The decrease in profitability was largely due to lower trading income from container portfolio sales, lower management fee income as a result of lower investor portfolio profitability and higher storage costs due to the decline in utilization in our owned fleet. We continued to generate excess cash flow and repaid $15 million of outstanding debt on our revolving credit facility during the quarter. As of June 30, 2009 we had $115 million available under the line of credit and approximately $14 million of cash on hand.”

He continued, “During the second quarter total fleet utilization declined to 81.2% as a result of redeliveries of containers from the major shipping lines. Utilization was also affected by our decision to accept early redelivery of some containers from lessees with whom we had credit concerns. However, during the second quarter the rate of decline in utilization moderated as compared to the first quarter and we believe utilization is stabilizing. Demand for leasing of equipment in Asia, including China, has steadily improved during the second quarter and in certain locations in Asia and Europe inventories are in decline. The improving demand for containers has continued early into the third quarter.

“Although we are pleased to see some improvements in demand, the incremental demands are moderate and a more substantial recovery will be dependent on a return to economic expansion in the United States and Europe. There are no significant volumes of container equipment being ordered or manufactured, and thus we believe the container leasing industry will be an early beneficiary of the continued improvement in demand for containerized cargo. Most of our offhire inventory is in Asia and thus is well situated for pick up from our customers as demand for containers increases.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)
	June 30,	December 31,
ASSETS	2009	2008

Cash	$13,855	$28,535
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $756 and $1,044 at June 30, 2009 and December 31, 2008, respectively	14,749	16,224
Accounts receivable (managed fleet)	22,895	24,683
Current portion of direct finance leases	5,412	6,108
Prepaid expenses	2,195	2,954
Deferred tax assets	2,704	1,924
Other current assets	1,805	563
Total current assets	63,615	80,991
Container rental equipment, net of accumulated depreciation of $84,680 and $86,936 at June 30, 2009 and December 31, 2008, respectively	300,986	310,397

Net investment in direct finance leases	10,644	14,003
Furniture, fixtures and equipment, net of accumulated depreciation of $827 and $722 at June 30, 2009 and December 31, 2008, respectively	545	629
Intangible assets, net of accumulated amortization of $3,891 and $3,081 at June 30, 2009 and December 31, 2008, respectively	5,806	6,608
Total assets	$381,596	$412,628

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$8,302	$4,682
Accrued expenses and other current liabilities	1,195	3,747
Due to container investors	16,068	23,847
Unearned revenue	4,821	4,542
Current portion of capital lease obligation	3,090	4,514
Rental equipment payable	5,067	3,905
Total current liabilities	38,543	45,237

Revolving credit facility	175,200	208,200
Deferred income tax liability	26,053	25,348
Capital lease obligation	17,870	18,070
Income taxes payable	2,026	1,983
Total liabilities	259,692	298,838

Stockholders' equity:
Common stock, par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding, 17,917,417 shares and 17,920,778 shares at June 30, 2009, and December 31, 2008, respectively	2	2
Additional paid-in capital	103,150	102,706
Accumulated other comprehensive loss	(1,640)	(2,022)
Retained earnings	20,392	13,104
Total stockholders' equity	121,904	113,790
Total liabilities and stockholders' equity	$381,596	$412,628

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:
Container rental revenue	$13,457	$13,822	$27,576	$25,268
Management fee revenue	2,101	3,030	4,594	5,940
Gain on sale of container portfolios	497	3,295	753	6,217
Finance lease income	606	495	1,314	868
Total revenue	16,661	20,642	34,237	38,293

Operating expenses:
Depreciation of container rental equipment	4,222	3,720	8,593	6,732
Amortization of intangible assets	400	389	808	701
Impairment of container rental equipment	25	107	61	202
Gain on disposition of used container equipment	(611)	(1,472)	(1,401)	(2,294)
Equipment rental expense	-	-	-	20
Storage, handling and other expenses	2,426	1,350	4,136	2,224
Marketing, general and administrative expense	4,777	5,168	9,692	9,616
Gain on foreign exchange	(83)	(51)	(3)	(95)
Total operating expenses	11,156	9,211	21,886	17,106

Operating income	5,505	11,431	12,351	21,187

Interest expense	1,050	2,080	2,352	4,103
Interest income	(3)	(123)	(7)	(170)
Net interest expense	1,047	1,957	2,345	3,933

Income before income taxes	4,458	9,474	10,006	17,254

Income tax expense	1,125	3,210	2,718	5,701

Net income	$3,333	$6,264	$7,288	$11,553

Net income per share:
Basic	$0.19	$0.37	$0.41	$0.68
Diluted	$0.19	$0.37	$0.41	$0.67

Weighted average shares outstanding:
Basic	17,901	17,113	17,899	17,111
Diluted	17,901	17,122	17,899	17,118

	As of June 30, 2009	As of June 30, 2008
	(unaudited)
Managed fleet in TEUs	533,145	530,945
Owned fleet in TEUs	235,548	260,519

Total	768,693	791,464

Conference Call

A conference call to discuss financial results for the second quarter of 2009 will be held on Tuesday, August 4, 2009 at 5:00 p.m. EDT. The dial-in number for the teleconference is 1-888-542-1136; outside of the U.S., call 1-719-457-2650. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.caiintl.com, by selecting “Q2 2009 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of June 30, 2009, the company operated a worldwide fleet of 769,000 TEU of containers through 13 offices located in 11 countries.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures (including utilization rates) to differ materially from current expectations including, but not limited to, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container prices, lease rates, increased competition, volatility in exchange rates and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Victor Garcia, 415-788-0100
Chief Financial Officer
vgarcia@caiintl.com